Exhibit 10.1

FINAL DRAFT

LICENSE AND ROYALTY AGREEMENT

7/2/15

This License and Royalty Agreement is made and entered into as of the Effective Date by and between:

Sionix Corporation ("SIONIX"), a public company organized under the laws of the State of Nevada, USA and having its principal executive office at 2010 N Loop Freeway, Houston, TX 77018, hereinafter referred to as "Licensor" which expression shall include its successors in business and permitted assignees; and

Sionix Oilfield Solutions, LLC ("SOS"), a limited liability company organized under the laws of the State of Texas, USA and having its principal executive offices at 2049 US Hwy 2, Culbertson, MT 59218 and hereinafter referred to as "Licensee" which expression shall include its successors in business and permitted assignees.

(Hereinafter Licensor and Licensee collectively shall be termed as "Parties", and individually as "Party").

PREAMBLE

WHEREAS, Licensor is the legal owner of the Licensor's Technology ("LT") listed in Attachment A, and

WHEREAS, Licensor has entered into the Letter of Intent signed July 6, 2015 ("LOT"), (attached as Attachment B) with Licensee, and Licensee (SOS) has been organized to conduct the business of treating and remediating both produced water from existing wells and flow back brines from fracking. The water will be treated to customer specifications for "enhanced heavy water" for drilling and/or treated water suitable for fracking and will be marketed to customers in the SOS service area, and

WHEREAS, Licensee wishes to obtain and Licensor wishes to grant to Licensee an exclusive license, to operate water treating facilities, utilizing the LT, and to treat, remediate and market brines in the Total Bakken Oil System (North Dakota, South Dakota, Montana, Alberta Canada and Saskatchewan Canada), and

WHEREAS, Licensee wishes to obtain and Licensor wishes to grant to Licensee a license to treat, remediate and market brines in the United States, Canada and Mexico, and

WHEREAS, the Licensee wishes to purchase the Dissolved Air Flotation ("DAF") assets of Licensor in Dickinson, North Dakota and Licensor wishes to sell the Licensor's physical assets in Dickinson, North Dakota,

NOW THEREFORE, the Licensor and Licensee intending to be legally bound, agree as follows:

1

SECTION 1
DEFINITIONS

Unless the context or otherwise require, the following terms shall have the following meanings throughout this agreement:

A.           "Agreement" means this License and Royalty Agreement;

B.           "Confidential Information" means any and all information or data disclosed to the other party, its employees or representatives, whether in writing, orally or by observation, including without limitation, all scientific, technical, commercial, financial and business information and know-how, but excluding information or data which is known to the receiving party at the time of disclosure or is required to be disclosed by legal, regulatory, statutory or governmental process or authorities;

C.           "Letter of Intent" means that general Letter of Intent attached as Attachment B signed by Licensor and Licensee as of the Effective Date;

E.           "Effective Date" shall be as of July 10, 2015;

F.            Licensor's Technology means all patents and their supporting data and technology, processes and methodology, whether patents are in force or expired; as well as all applicable "Know-How" and "Site Specific Information". The Licensor's Technology is summarized in Attachment A;

G.           "Dissolved Air Flotation ("DAF") Technology means all design and operating data for Sionix's proprietary DAF system as defined in all patents granted to Sionix and incorporated into all DAF units manufactured by or specifically for Licensor;

H.           "Know-How" means Licensor's specific information, knowledge and experience in the development, design, manufacture and operation of water treating facilities, including any drawings, specifications or test data of which the Licensor possesses and makes available to the Licensee;

I.             Site Specific Information includes all drawings, designs, data, operating instructions, process configuration, maintenance procedures, employee records, purchasing records, community, governmental and regulatory contacts, etc., for the Culbertson, Montana site;

J.             "Patent" means following patents listed in Attachment A:

Patents
●	6,921,478
●	7,033,495
●	7,767,080
●	7,981,287
●	8,343,355

K.           "Related Party" means any third party, which has common ownership with either the Licensor or the Licensee;

L.            "Third Parties" means any party without common ownership or affiliation with either the Licensor or the Licensee.

2

SECTION 2

INTERPRETATIONS

In the interpretation or construction of this Agreement, unless something else is clearly intended:

A.           Both parties have consulted attorneys of their choice in the drafting of this Agreement. Accordingly, this Agreement shall not be interpreted more harshly against one party than the other;

B.            This Agreement and the Attachments contain the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged into and made a part of this Agreement and the Attachment. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto;

C.            If any provision of this Agreement is deemed unenforceable, the remainder of the Agreement will not be affected and, if appropriate, the parties will attempt to replace the unenforceable provision with a new provision that, to the extent possible, reflects the parties' original intent. The captions and headings used in this Agreement are for reference only and are not to be construed in any way as terms or used to interpret the provisions of this Agreement.

SECTION 3

GRANT OF LICENSE

A.            The Licensor hereby grants to the Licensee, and the Licensee hereby accepts from the Licensor an exclusive license (hereinafter referred to as the "License") to operate water treating facilities, utilizing the LT, and to treat, remediate and market brines in the Total Bakken Oil System (North Dakota, South Dakota, Montana, Alberta Canada and Saskatchewan Canada);

B.            The Licensee shall have no right to assign the License or grant any sub-license without prior written approval of the Licensor which shall not be unreasonably withheld;

C.            The License shall commence on the Effective Date. The terms of this Agreement shall continue in effect as part of a permanent, paid up License Agreement. Licensor will receive a fifty-one percent equity interest at no cost in the total business of SOS.

SECTION 4

CONSIDERATION FOR THE LICENSE

A.           Licensor shall acquire a 51% (fifty-one percent) equity interest in SOS. This equity interest will survive the term of this Agreement and will continue, subject to the same terms and conditions as other equity interests in SOS.

B.            Licensee will purchase the DAF assets of Licensor for an amount of $100,000.

C.           There will be no ongoing licensing or royalty payments of any kind from SOS to SIONIX.

3

SECTION 5
INDEMNITY

A.           To the fullest extent permitted by law, the Licensor expressly agrees to Defend (at Licensor's expense and with legal counsel approved by Licensee), Indemnify, and Hold Harmless the Licensee, its parents, affiliates, directors, officers and employees from any claims, suits, causes of action or losses attacking the intellectual property or the right to use that property that is the basis of the License.

B.            To the fullest extent permitted by law, Licensee expressly agrees to Defend (at Licensee's expense and with legal counsel approved by Licensor), Indemnify, and Hold Harmless the Licensor, its parents, affiliates, directors, officers and employees from any claims, suits, cause of action or losses emanating from actions of Licensee which are not authorized hereunder.

SECTION 6
ROYALTIES

A.            The License is granted with no royalty obligations.

SECTION 7

IMPROVEMENTS AND DEVELOPMENTS

A.           All subsequent technical innovations or improvements to the Licensed Technology that is developed by Licensor after the Effective Date of this Agreement shall automatically be incorporated into the Licensed Technology.

B.            All improvements and developments based upon the Licensed Technology and any patents based upon the Licensed Technology, which come into existence during the term hereof and which are derived from work done by or for Licensee, with or without any contribution by Licensor, shall be shared with Licensor. All such improvements and developments shall be licensed from Licensee to Licensor, on a worldwide, royalty-free, paid-up basis.

SECTION 8

REPRESENTATION/WARRANTIES

A.           Licensor represents and warrants that it is duly organized, validly existing and in good standing under the laws of the State of Nevada, that it has full power and authority to enter into this Agreement and to carry out their provisions, and that there are no outstanding agreements, assignments or encumbrances in existence that are inconsistent with the provisions of this Agreement.

B.            Licensee represents and warrants that it is duly organized, validly existing and in good standing under the laws of the State of Texas, that it has full power and authority to enter into this Agreement and to carry out its provisions, and that there are no outstanding agreements, assignments or encumbrances in existence that are inconsistent with the provisions of this Agreement.

4

C.            LIMITATION OR WARRANTIES: Except for the express Warranties in this Section 8, neither party makes any Warranties express or implied, in fact or by operation of law, statutory or otherwise.

SECTION 9

INFRINGEMENT

A.            Each party shall give the other written notice if one of them becomes aware of any infringement by a third party of any Patent. Upon notice of any such infringement, the parties shall promptly consult with one another to determine an agreed course of action to be pursued.

B.            Licensee shall have the first right, but not the obligation, to institute and prosecute an action or proceeding to abate such infringement and to resolve such matter by settlement or otherwise.

C.            If Licensee elects not to exercise such first right, Licensor shall have the right, at its discretion, to institute and prosecute an action or proceedings to abate such infringement and to resolve such matter by settlement or otherwise. Licensee shall cooperate fully if joining as a party plaintiff in Licensee's own discretion and also if reasonably requested to do so by Licensor.

SECTION 10

GENERAL PROVISIONS

A.	Confidentiality

Through the date of termination of this Agreement, both the Parties shall keep strictly secret and confidential and not disclose to any other parties or use for any other purposes, except as expressly permitted by this Agreement, any confidential information, especially business and trade secrets, including the terms of this Agreement, financial circumstances, technical information and information regarding products and price (herein after referred to as "Confidential Information"). The Parties acknowledge, confirm and agree that any right, title and interest in and to such Confidential Information shall be and remain the sole property of the owning Party. The Parties shall take any and all necessary precautions to prevent any disclosure of Confidential Information owned by any Party, by any and all of its employees, officers, directors, representatives or agents.

B.	Notice

All notices, requests or other communications required or permitted under this Agreement shall be in writing and shall be deemed given when mailed by registered mail with return receipt or sent by courier or sent by fax to the following address:

Licensor:		Licensee:

Sionix Corporation		Sionix Oilfield Solutions, LLC
ATTN:	Henry W. Sullivan	ATTN: Rex E. Crick
	2010 North Loop Freeway	2049 US Hwy 2
	Suite 110	Culbertson, MT 59218
Houston, TX 77018
Fax No: 713-682-6505

5

C.	waiver

No forbearance, indulgence or relaxation by any Party at any time to require performance of any provisions of this agreement shall in any way effect, diminish or prejudice the right of such Party to require performance of that provision and any waiver by any Party of any breach of any provisions of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provisions, a waiver or an amendment or the provision itself, or a waiver of any right under or arising out of this Agreement.

D.	Force Majeure

None of the Parties hereto shall be responsible for any delay or non-performance of this Agreement if such delay or non-perfournance shall be due to any cause of force majeure such as, without limitation, earthquakes, typhoon, floods, strikes, riots, civil commotion, wars or warlike condition, restriction, guidance or instruction of the Government, not issuing any license or permit, change of laws and regulations and all or any other causes whatsoever beyond the reasonable control of such Party.

The Parties, which claim force majeure, shall, as soon as possible, notify in writing the other Parties of the occurrence of such force majeure and all the Parties hereto shall discuss how to deal with the force majeure.

E.	Entire Agreement

(1)	This Agreement and the attachment set forth the entire agreement and understanding between the Parties with respect to the subject matter hereof and merges all discussions and negotiations between them and neither of the Parties shall be bound by any conditions, warranties, understanding or representatives with respect to such subject matter other than as expressly provided herein or duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer of the Party to be bound thereby.

(2)	There are no agreements, understandings, restrictions, promises, warranties, covenants or undertakings express or implied, relating to the subject matter of this agreement other than those expressly set forth herein.

(3)	This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one instrument.

(4)	The invalidity of any portion of this agreement shall not affect the remaining portions of this agreement or any part thereof and this agreement shall be construed as if such invalid portion or portions had not been inserted herein.

(5)	In the event of litigation concerning the terms and conditions of this Agreement, the prevailing party, after all lawful appeals have been completed, shall be entitled to receive from the prevailing party its attorney fees incurred in such litigation.

F.	Governing Law

This Agreement shall be governed by, construed and enforced according to the Laws of Texas.

6

G.	Jurisdiction and Venue

The Parties consent and agree that jurisdiction and venue of any dispute or law suit arising out of or related to this Agreement or the production or sale of any good or service hereunder, shall be bought exclusively in any court of competent jurisdiction sitting in Houston, Texas.

H.	Term

This Agreement shall begin as of the Effective Date. Upon completion of all the itemized compensation payments itemized in this Agreement the terms of this Agreement shall continue in effect as part of a permanent, paid up License and Royalty.

I.	Authority to Sign the Agreement

Licensor and Licensee each hereby warrants that it has the complete power and authority to execute and deliver this Agreement and to consummate the transaction contemplated by this Agreement. Each signatory to this Agreement represents and warrants that he is duly authorized by the Party for and on whose behalf he is signing this Agreement to execute the same in a manner binding upon said Party and that all corporate approvals and procedures necessary for vesting such authority in him have been duly obtained and complied with.

Signed for and on behalf of Licensor	Signed for and on behalf of Licensee

Henry W. Sullivan	Henry W. Sullivan
CEO	MEMBER

Date: 7/16/15	Date: 7/16/15

7

ATTACHMENT A

LICENSOR'S TECHNOLOGY AND INTELLECTUAL PROPERTY

PATENTS

Sionix holds, held or applied for patents covering various elements of Dissolved Air Flotation (DAF) including mechanical design, self-contained unit configuration, white water injection system and bubble separation system:

Patents and Applications
●	6,921,478
●	7,033,495
●	7,767,080
●	7,981,287
●	8,343,355
●	US 2012/0251 98
●	US 2012/0251 93
●	US 2013/0297 83
●	US 2014/0159 18

TRADEMARK

SIONIX REGISTERED 3719207

ELIXER REGISTERED 3701985

KNOW-HOW

Our chemical/pH adjustment protocols are proprietary and provide a competitive cost advantage. We believe that attempts to patent specific chemical parameters would require disclosure that would be very difficult to protect. We therefore are maintaining that portion of our technology as "knowhow/trade secrets/proprietary information".

We are reviewing the option to extend our DAF technology combined with chemical and process configuration knowhow into a process patent that would be enforceable.

SITE SPECIFIC

All information about Culbertson site, equipment drawings, procedures, data documentation, personnel and governmental and industry contact is part of the Licensor's Technology and intellectual property.

Attachment B

8

ATTACHMENT B

SIONIX - SOS LETTER OF INTENT WHEN SIGNED

9

DRAFT

LETTER OF INTENT BETWEEN SIONIX OILFIELD SOLUTIONS, LLC (“SOS”) AND
STEELWORKS INVESTMENTS LTD AND ITS SUBSIDIARIES AND AFFILIATES (“SWI”)

5/06/15

The Parties, SOS and SWI agree to work together to acquire the Property (as defined in Exhibit A) in Culbertson, Montana and establish the operation of an SOS water treating facility on the Property.

WHEREAS, SWI desires to acquire the Property for the purpose of improving the Property and leasing a portion of the Property to SOS; and

WHEREAS, SOS has technology, experience in oil and gas water treating and has done extensive due diligence on the Culbertson site, has designed the process to be implemented on the site and has established credible relationships with the market, local government, the property owner and the mortgage holder, regional water and tax authorities and potential employees as well as an industry presence through participation in Industry Trade presentations and symposia; and

WHEREAS, SOS desires to occupy a portion of the Property (Exhibit B) and enter a lease agreement with SWI;

The Parties agree to the following:

SWI will:

1.	Assume the mortgage obligations of Great Plains Oil & Exploration, LLC (“GPOE”) and acquire the Property by making mortgage payments of $20,000 per month to the mortgage holder as follows:

$240,000 on day 1, no later than May 11, 2015

$240,000 on day 366

$240,000 on day 731

Remainder of $1.1 million plus 10% accrued on unpaid balance on day 1096

It is the intention of SWI to pay off the mortgage obligation more quickly than the base schedule. An early pay-off schedule would be:

Year 1.	$1.1 million minus $240,000 equals $860,000.

Year 2.	$1.1 million minus $240,000 first payment minus $240,000 second payment plus $86,000 (10% of Year 1 unpaid balance) equals $706,000.

Year 3.	$706,000 + $70,600 (10% of year 2 unpaid balance) minus $240,000 third payment equals $536,600.

Total payment for early pay off to Mortgage Holder:

Year 1 Pay Off	Year 2 Pay Off	Year 3 Pay Off

$1.186 Million	$1.2566 Million	$1.1 Million

10

2.	Pay all delinquent taxes on Property such that Roosevelt County agrees in writing that on receipt of specified funds (estimated to be approximately $500,000), there will be no claim or lien on the Property. Payment of all such delinquent taxes shall be made no later than closing.

SOS will:

1.	Secure written agreement with GPOE that they will step aside, turn the deed over to SWI and relinquish any rights of redemption in case the mortgage holder proceeds with a foreclosure procedure at any time.

2.	Secure written agreement with the mortgage holder that he will abide by the terms described above, including the terms and conditions under which SWI and SOS can operate on and modify the Property prior to completing the acquisition of the Property. This may require a formal Forbearance Agreement to clearly define the above.

3.	Secure written agreement with the applicable taxing authority to formally document Item 2. above under “SWI will”.

4.	Make lease payment to SWI of $25,000 per month commencing in Month 13; $35,000 per month commencing in Month 25 and thereafter.

5.	Consult with and assist SWI in evaluating development and potential commercial applications of the total Property.

NOTE:	Detailed project description and plot maps will be an attachment to the final agreement.

The Parties anticipate completing the transactions contemplated by this Letter of Intent by executing formal conveyance documents between the mortgage holder, the land owner and SWI.

The Parties concur that the terms of this Letter of Intent express only the current intentions of the parties, do not create any legally binding relationship between the parties, and do not impose any legal obligations on the parties. No such legal obligations or relationships shall arise unless and until definitive documents are executed by the Parties. This LOI will be superseded by signed formal agreements.

For SOS:

/s/ Henry W. Sullivan
Henry W. Sullivan

For SWI:

/s/ Jeffrey C. Leo
Name: Jeffrey C. Leo

11